May 14, 2007	EXHIBIT 99.1
PRIME GROUP REALTY TRUST REPORTS FIRST QUARTER 2007 RESULTS
CHICAGO, Illinois. May 14, 2007 — Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its results today for the first quarter ended March 31, 2007. Net loss available to common shareholders, after the allocation of $2.25 million in quarterly distributions to the preferred shareholders, was $0.077 million or $0.33 per share for the first quarter of 2007, as compared to a net loss of $0.125 million or $0.53 per share reported for the first quarter of 2006.
Revenue for the first quarter was $24.1 million, a decrease of $0.1 million from first quarter 2006 revenue of $24.2 million, primarily due to the decrease of $0.8 million in rental income, principally as a result of decreased occupancy, which was partially offset by increases of $0.4 million in Services Company revenues, $0.1 million in other property related revenues and $0.1 million in tenant reimbursements.
The results of the Company’s operations compared to the first quarter of 2006, before minority interest, were affected by:
•
a $3.5 million decrease in the non-cash allocation of losses from investments in unconsolidated joint ventures due to the sale of a joint venture interest in the Citadel Center property in November 2006; and

•
a $1.6 million decrease in depreciation and amortization primarily due to the expiration of the IBM Corporation lease in August 2006 at our 330 N. Wabash Avenue property at which time the tenant related assets became fully depreciated; and

•	a $1.2 million decrease in interest expense primarily due to decreased debt and lower variable interest rates, and the foregoing were partially offset by:
•	a $1.4 million increase in property operating expenses primarily due to increased utility rates and property insurance premiums.
About the Company
Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 10 office properties containing an aggregate of 3.9 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet and joint venture interests in two office properties totaling approximately 1.1 million net rentable square feet. It leases and manages 5.0 million square feet comprising all of the wholly-owned properties and one joint venture property. In addition, the Company is also the managing and leasing agent for the 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois, which it sold in November 2006.

For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.
Founded in 1988, The Lightstone Group is ranked among the 25 largest real estate companies in the industry with a diversified portfolio of over 18,000 residential units as well as office, industrial and retail properties totaling approximately 29 million square feet of space in 27 states, the District of Columbia and Puerto Rico. Headquartered in Lakewood, New Jersey, The Lightstone Group has over 1,000 employees and maintains regional offices in New York, Maryland and Illinois. The Lightstone Group has acquired in excess of $2 billion in real estate over approximately the past 24 months.
For more information on The Lightstone Group, contact the company’s Lakewood, New Jersey headquarters at (800) 347-4078 or visit www.lightstonegroup.com.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300

Prime Group Realty Trust
Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31
	2007	2006
Revenue:
Rental	$12,668	$13,487
Tenant reimbursements	8,718	8,576
Other property revenues	1,699	1,619
Services Company revenue	965	517

Total revenue	24,050	24,199

Expenses:
Property operations	7,624	6,231
Real estate taxes	5,404	5,323
Depreciation and amortization	7,635	9,272
General and administrative	1,686	1,822
Services Company operations	740	1,052

Total expenses	23,089	23,700

Operating income	961	499
Interest and other income	329	871
Loss from investments in unconsolidated joint ventures	(524)	(3,996)
Interest:
Expense	(7,889)	(9,081)
Amortization of deferred financing costs	(220)	(297)

Loss from continuing operations before minority interests	(7,343)	(12,004)
Minority interests	9,508	14,128

Income from continuing operations	2,165	2,124
Discontinued operations, net of minority interests of $(859) and $(66) in 2007 and 2006, respectively	8	1

Net income	2,173	2,125
Net income allocated to preferred shareholders	(2,250)	(2,250)

Net loss available to common shareholders	$(77)	$(125)

Basic and diluted earnings available to common shares per weighted-average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(0.36)	$(0.53)
Discontinued operations, net of minority interests	.03	—

Net loss available per weighted-average common share of beneficial interest — basic and diluted	$(0.33)	$(0.53)

Prime Group Realty Trust
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)
(Unaudited)

	March 31	December 31
Assets	2007	2006

Real estate:
Land	$90,485	$90,485
Building and improvements	345,794	344,836
Tenant improvements	50,928	49,199
Furniture, fixtures and equipment	586	586

	487,793	485,106
Accumulated depreciation	(36,369)	(31,346)

	451,424	453,760
In-place lease value, net	22,773	25,182
Above-market lease value, net	21,326	23,056

	495,523	501,998

Property held for sale	5,822	5,966
Investments in unconsolidated entities	23,071	23,658
Cash and cash equivalents	52,940	60,111
Receivables, net of allowance for doubtful accounts of $523 and $402 at March 31, 2007 and December 31, 2006, respectively:
Tenant	985	1,008
Deferred rent	7,093	6,218
Other	2,257	2,202
Restricted cash escrows	38,798	43,722
Deferred costs, net	8,404	7,805
Other	540	1,410

Total assets	$635,433	$654,098

Liabilities and Shareholders’ Equity
Mortgage notes payable	$450,167	$450,941
Mortgage notes payable related to property held for sale	2,721	2,754
Liabilities related to property held for sale	396	553
Accrued interest payable	2,149	2,154
Accrued real estate taxes	16,424	21,016
Accrued tenant improvement allowances	8,917	8,819
Accounts payable and accrued expenses	7,440	9,745
Liabilities for leases assumed	5,343	4,962
Below-market lease value, net	11,088	11,868
Dividends payable	2,250	4,500
Other	8,058	7,556

Total liabilities	514,953	524,868
Minority interests:
Operating Partnership	91,474	100,147
Shareholders’ equity:
Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
Series B — Cumulative Redeemable Preferred Shares, 4,000,000 shares designated, issued and outstanding	40	40
Common Shares, $0.01 par value; 100,000,000 shares authorized; 236,483 shares issued and outstanding	2	2
Additional paid-in capital	107,989	107,639
Distributions in excess of earnings	(79,025)	(78,598)

Total shareholders’ equity	29,006	29,083

Total liabilities and shareholders’ equity	$635,433	$654,098